Exhibit 99.2

MK GOLD COMPANY

Eagle Gate Tower

60 East South Temple, Suite 1225

Salt Lake City, Utah, U.S.A., 84111-1033

Phone: (801) 297-6900/Fax: (801) 297-6950

FOR IMMEDIATE RELEASE

MK GOLD COMPANY ENTERS INTO AN

AGREEMENT TO ACQUIRE LAND

FOR THE LAS CRUCES COPPER PROJECT

SALT LAKE CITY, UTAH, March 16, 2004 — MK Gold Company [OTCBB:MKAU] (the “Company”) announced today that Cobre Las Cruces, S.A., a wholly owned subsidiary of the Company, has entered into an agreement to purchase 500 hectares, or 1,250 acres, of land required for development of the Las Cruces Project. With this agreement, approximately 65% of the land initially required for the project has been secured. Negotiations are underway with other landowners to acquire the remaining 35% of land needed for the project.

The agreement provides for a total purchase price of 8.6 million euros ($10.6 million based on an exchange rate of $1.222 per euro). An initial nonrefundable payment of € 0.9 million has been made. An additional nonrefundable payment of €1.3 million is required to be made in March 2005. The final payment of €6.4 million, which is due September 2005, is conditioned on the receipt of certain remaining licenses, permits and authorizations relating to the development of the Las Cruces Project. If this condition is not satisfied or waived by the Company, the Company will not be obligated to make the final payment and complete the purchase. The Company will need to obtain additional financing in order to make the remaining payments required to complete the purchase.

The Las Cruces Project is a high-grade copper deposit in the Iberian Pyrite Belt, 20 kilometers northwest of Seville, Spain. We expect to begin final design of the Las Cruces Project in 2004, followed by construction and mine development.

MK Gold is in the business of exploring for, acquiring, developing and mining mineral properties. The Company is incorporated in Delaware and its executive offices are located at 60 East South Temple, Suite 1225, Salt Lake City, Utah 84111.

For further information, contact John Farmer at 801-297-6900, or visit MK Gold Company’s website at www.mkgold.com.

Cautionary Statement for Forward-Looking Information

This press release contains forward-looking statements made pursuant to the safe-harbor provisions of the Private Litigation Reform Act of 1995. The Company assumes no obligation to update these statements to reflect actual results, changes in assumptions or other factors. The Company’s forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from these forward-looking statements. Without limitation, these risks and uncertainties include the Company’s dependence on a single mining project, the Company’s need for financing and government approval to complete land purchases and to develop the project, potential delays in development, imprecision of reserve estimates and other estimates relating to the Las Cruces project, uncertainties associated with government subsidies, volatility of copper prices, currency fluctuations, international political instability, the Company’s significant level of indebtedness, risks associated with mining operations and development in foreign countries, risks associated with environmental and other laws and regulations, competition, risks associated with the potential loss of key executives, and risks relating to the Company’s majority shareholder and lender. Readers should review and consider the various disclosures made by the Company in this press release and in its reports to its shareholders and periodic reports on forms 10-K and 10-Q.